Q1 FISCAL 2015 PREPARED REMARKS

Our long-term strategy
Our goal is to drive value for our shareholders by achieving 15% compound annual growth in non-GAAP EPS through 2018, with commensurate growth in free cash flow, based on improving revenue growth, further expansion of operating margins, and a lower share count through our capital allocation strategy. Having established PTC as a leader in the fast-growing Internet of Things (IoT) space, we believe that our IoT capabilities, when combined with our strong solutions portfolio across the computer-aided design (CAD), product lifecycle management (PLM), application lifecycle management (ALM), and service lifecycle management (SLM) markets, uniquely positions us to help companies create, operate and service products. We believe our strategic positioning, capitalizing on the trend toward smart, connected products and associated service-oriented business models, will enable us to achieve our financial objectives and drive increasing value for customers.

Industry trends and our addressable market
Our customers – and the manufacturing industry in general – are now creating products with increasing mechanical complexity and far greater software intelligence, and they are progressively following the trend of servitization and deploying these products with an associated service strategy or business model. These products are the “things” in the “Internet of Things”, and as products become both smart and connected, the feedback loops now being created from the product back to the customer or operator and to the engineering, manufacturing, and sales and service departments of the manufacturer represent a breakthrough opportunity to dramatically transform the way products are created, operated, and serviced.

Following this trend toward smart, connected products and associated service-oriented business models, we have expanded our product portfolio over the last five years to include ALM, SLM, and IoT software solutions. As a result, we are now able to provide a full technology stack for smart connected products, helping customers to design both the physical (CAD) and smart elements (ALM), and to connect those products to the cloud (IoT), and in so doing to gather feedback and capture knowledge of the product in its operational environment to enhance the product operation, evolve the product’s design and configuration (PLM), and optimize service needs (SLM) over the full lifecycle of the product. With our cloud services offering, we are lowering the barrier of entry for our customers by hosting and managing PTC enterprise applications. We are also launching a new PLM offering, PTC PLM Cloud, geared to the needs of small and midsized (SMB) product companies. This solution leverages the power of PTC Windchill, while simplifying PLM adoption with a flexible, hosted subscription offering deployable at a pace that matches the needs of SMBs. With our professional services offerings, we are also increasingly acting as the trusted guide that can help our customers transform their businesses and capture this technology-enabled value opportunity.

We estimate the total addressable market for our software products is approximately $17 billion for our FY’15, growing approximately 8% per year, based on third party data sources and our PTC strategy team’s forecasts. Based on overall market penetration rates and relative maturity levels, we see the strongest growth potential in the IoT and SLM markets, with more modest growth expectations for CAD and extended PLM (EPLM), which encompasses the PLM and ALM markets. We believe we can grow at or modestly faster than the markets in which we participate based on our technology leadership position in these markets. In particular, the cross-sell opportunities between CAD, EPLM, SLM, and IoT within our customer base are substantial, and SLM and IoT in particular, represent an excellent opportunity for new account capture and development.

PTC Addressable Market Estimates (Assumes Increasing Mix of IoT and SLM Business)
		FY’15	FY’15-'18	FY’15-‘18
	PTC	Total	Total	PTC
	Solution	Addressable	Market	License
Market	Area	Size	CAGR	CAGR (1)
Computer-Aided Design (CAD) (3)	CAD	$4.3B	~4%	3% - 5%
Product Lifecycle Management (PLM) (4)	Extended PLM	$5.2B	~6%	6% - 8%
Application Lifecycle Management (ALM) (5)	Extended PLM	$3.5B	~8%	7% - 9%
Service Lifecycle Management (SLM) (6)	SLM & IoT	$4.0B	~11%	10% - 15%
Internet of Things (IoT) (7)	SLM & IoT	$1.1B	~38%	~40%
Total		$17B	~8%	10% - 12% (2)
(1) Includes perpetual software license and subscriptions
(2) Assumes steadily increasing mix of IoT and SLM business throughout FY’15-FY’18 CAGR period
(3) PTC Creo® and PTC Mathcad®
(4) PTC Windchill® and supply chain management (SCM) software solutions
(5) PTC IntegrityTM and Atego®
(6) PTC Arbortext® and PTC Servigistics®
(7) PTC ThingWorx® and Axeda®

Software licensing models: perpetual and subscription
A majority of our software license sales to date have been perpetual licenses, where customers own the software license. Typically our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A small but growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application.

While we expect a majority of our customer base to continue to purchase our software offerings under a perpetual licensing arrangement, we began offering subscription pricing as an option for most PTC products starting in Q1’15. We believe this additional buying option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five year period we believe the net present value (NPV) of a subscription is likely to exceed a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

New business line categories
We are now disclosing revenue trends across three lines of business: (1) license & subscription solutions; (2) support; and (3) professional services. As part of this new line of business breakdown, cloud services revenue, which was formerly reported in services, is now included in license & subscription solutions. For FY’14 we have also reclassified a modest amount of support revenue as subscription (less than $4 million). These changes are reflected in the revenue tables that follow for FY’13 and FY’14. There is no impact from these changes to our reported financial results prior to FY’13.

New reporting metric - bookings

Given the difference in revenue recognition between the purchase of a perpetual software license (revenue is recognized at the time of sale) and a subscription booking (revenue is deferred and recognized ratably over the subscription term), new bookings are a key metric we use to gauge the health of our subscription solution business (subscription and cloud services) for internal planning and forecasting purposes.

We define new bookings as the annualized contract value (ACV) of a subscription multiplied by a conversion factor of 2, where ACV is the total value of a new subscription solutions booking divided by the term of the contract (in days) multiplied by 365, unless the term is less than one year, in which case the contract value equals the ACV. We use the conversion factor of 2 (arrived at by considering a number of variables including pricing, support, length of term, and renewal rates) in order to normalize for the differences between new subscription bookings and new perpetual license revenue. When calculating L&SS bookings, we multiply new subscription solutions ACV by a conversion factor of 2, and then add this amount to our perpetual license revenue.

Our subscription offering is new and we are still learning about customer adoption. We believe that approximately 10% to 20% of our L&SS bookings will come in as subscription solutions bookings. For planning purposes, we are assuming 15%, which is up from 8% in FY’14. Fluctuation below or above 15% will impact revenue positively or negatively, respectively.

Delivering value for shareholders; long-term financial targets
Our goal remains to enhance value for our stakeholders through improving financial performance. We believe our revenue growth strategy and operational discipline will enhance free cash flow (operating cash flow less capital expenditures) over time, and we have committed to a long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases.

Assuming a mix of subscription solutions bookings in line with our guidance, we expect to achieve a 24% to 25% non-GAAP operating margin in FY’15, down from 26% assumed previously, reflecting depreciation of the Euro and Yen vs. the US dollar, with a 28% to 30% non-GAAP operating margin by FY’17 and into FY’18. We anticipate achieving non-GAAP operating margin improvement through a mix of measures including: (1) increasing our non-GAAP professional services gross margin toward our longer-term goal of 20% by FY’18; (2) further expanding our professional services partner ecosystem to reduce professional services revenue as a percentage of total revenue; (3) enhancing sales force productivity and efficiency; (4) implementing solutions that require shorter sales cycles and less professional services; (5) continued vigilance on cost control; and (6) driving revenue growth across our existing markets while capitalizing on new opportunities, such as the trend toward smart, connected products and the Internet of Things. Based on these initiatives, we expect to grow non-GAAP EPS at a compound annual rate of approximately 15% through FY’18.

Our FY’18 long-term revenue growth target assumes a stable, healthy macroeconomic environment, and that we grow at or greater than the growth rates of the markets in which we participate, as well as 2% to 4% of acquisition-related growth. If our subscription offerings prove more attractive to our customers than our base case assumption, it will have a more adverse impact on revenue, operating margin, cash flow and EPS growth than we are currently anticipating in our financial targets. Should this happen, we believe it will be NPV positive to PTC over the long term.

PTC Financial Targets
						Prior	Revised
						FY'15	FY'15	FY'18
Non-GAAP	FY'10	FY'11	FY'12	FY'13	FY'14	Outlook	Outlook	Target
Bookings & Revenue Metrics
Bookings
Subscription Solutions Bookings % of L&SS Bookings	0%	0%	0%	1%	8%	~15%	~15%	~30%
Revenue
Perpetual License & Subscription Solutions YoY Change	39%	16%	2%	2%	10%	4%-10%	(3%)-5%	12%-15%
Support YoY Change	(1%)	13%	10%	7%	5%	1%	0%	2%-4%
Professional Services YoY Change	(4%)	23%	11%	(4%)	(2%)	(6%)	(10%)	(0%)-(3%)
Total Revenue YoY Change	8%	16%	8%	3%	5%	0%-2%	(3%)-(1%)	6%-10%
Operating Metrics
Gross Margin	72%	71%	72%	73%	75%	75%-76%	~75%	76%-78%
Sales & Marketing	30%	29%	29%	27%	26%	25%-26%	~25%	24%-25%
R & D	19%	17%	16%	16%	16%	15%-16%	~17%	15%-16%
G & A	8%	7%	7%	8%	8%	7%-8%	~8%	7%-8%
Operating Margin	16%	18%	20%	22%	25%	~26%	24%-25%	28%-30%
Tax Rate	23%	24%	24%	22%	21%	~18%	~15%	18%-20%
Shares Outstanding	120M	121M	121M	121M	120M	~117M	~117M	~112M
EPS Growth	25%	26%	20%	20%	20%	7%-10%	1%-8%	~15%

Macroeconomic factors impact our business
A significant percentage of our annual revenue comes from large customers in the broader manufacturing space. As a result, the historic license revenue growth in our core CAD and EPLM segments correlates to growth in broader measures of the global manufacturing economy including GDP, industrial production and manufacturing PMI. Current indicators suggest the global manufacturing economy is modestly weaker than during the year-ago and prior quarter periods. In particular, the pace of recovery in the US appears to have moderated while GDP and PMI data in the Eurozone and China suggest manufacturing economies in those regions are slowing. For 2015, our financial guidance assumes a less robust global manufacturing economy than we saw in 2014.

Trailing 12 Month Revenue by Industry Vertical and by Region

Note: percentages may not sum to 100% due to rounding

Financial guidance based on comprehensive planning methodology
We rely on a number of factors to set our internal plan and financial guidance including: (1) sales pipeline coverage data; (2) input from field sales; (3) large deal trends; (4) market and vertical industry analysis; and (5) macroeconomic factors, which correlate to significant portions of our business.

Q2 and FY’15 Guidance Table (1)
	Q2'15	Q2'15	FY'15	FY'15
	Low	High	Low	High
Subscription Solutions Bookings % of Total Bookings	~15%	~15%	~15%	~15%
License & Subscription Solutions (L&SS) Revenue	80	95	380	410
Support Revenue	165	165	690	690
Professional Services Revenue	60	60	250	250
Total Revenue	305	320	1,320	1,350
L&SS YoY Change	-10%	7%	-3%	5%
Support YoY Change	-1%	-1%	0%	0%
Professional Services YoY Change	-19%	-19%	-10%	-10%
Total Revenue YoY Change	-7%	-3%	-3%	-1%
Non-GAAP Gross Margin	74%	75%	75%	75%
GAAP Gross Margin	72%	72%	73%	73%
Non-GAAP Operating Margin	21%	22%	24%	25%
GAAP Operating Margin	10%	11%	14%	15%
Total GAAP Adjustments (2)	33	33	127	127
Other Income (Expense)	-4	-4	-14	-14
Non-GAAP Tax Rate	15%	15%	15%	15%
GAAP Tax Rate	15%	15%	12%	12%
Share Count	117	117	117	117
Non-GAAP EPS	$0.42	$0.50	$2.20	$2.35
Non-GAAP EPS Growth	-12%	5%	1%	8%
GAAP EPS	$0.18	$0.26	$1.32	$1.47
GAAP EPS Growth	-50%	-28%	-1%	10%
Note: subscription solutions bookings % mix of will fluctuate based on low and high end of guidance; 15% mix assumes guidance midpoint; at high end of guidance, subscription solutions mix ~10% and at low end of guidance subscription solutions mix ~20%

(1) FX Assumptions: USD/EURO = 1.14; YEN/USD = 118
Impact of currency fluctuation vs. Q2’14 on Q2’15 non-GAAP revenue guidance is ~$20 million and on non-GAAP EPS is ~$0.07
Impact of currency fluctuation vs. FY’14 on FY’15 non-GAAP revenue guidance is ~$80 million and on non-GAAP EPS is ~$0.25
(2) Described below in Q1 FY'15 Expenses Commentary and Q2 & FY'15 Outlook

New CFO
As previously announced, Mr. Andrew Miller will assume the position of Executive Vice President and CFO in February 2015. Mr. Miller will replace Mr. Glidden, who announced his intention to retire in August 2014. Mr. Glidden will serve as a consultant to PTC for a transition period following Mr. Miller’s commencement of employment with the company. During Mr. Glidden’s tenure as CFO, and under the leadership of our CEO Jim Heppelmann, PTC experienced significant improvement in both operating margin and free cash flow growth, while repositioning our solutions portfolio to focus on smart, connected products. We expect the focus on improving financials and strategic growth will continue under the leadership of Mr. Heppelmann, Mr. Miller, and the PTC executive management team.

Supplemental Information
We provide non-GAAP supplemental information to our GAAP information. A reconciliation between GAAP results and non-GAAP information and PTC's reasons for providing this information are at the end of this document. Year-over-year changes in revenue on a constant currency (FX) basis compare actual reported results converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period. Also please note that when discussing growth rates in the sections below, YoY CC refers to changes on a year over year constant currency basis.

Q1 FY’15 - Key Points
1)
Our non-GAAP EPS was $0.50 (up 1% YoY and 12% YoY CC), at the high end of our guidance range, driven by higher support revenue and a lower tax rate, offset by a greater mix of subscription business in the quarter, lower gross profit due to a higher percentage of professional services revenue and investments we are making in select strategic customer engagements, as well as higher operating expenses due to investments in our Internet of Things business. Unfavorable currency movements vs. year-ago rates impacted non-GAAP EPS by approximately $0.05.

2)
Total non-GAAP revenue of $327 million was up 1% YoY, up 4% YoY CC, and above the high end of our guidance range driven by higher support and professional services revenue. Unfavorable currency movements vs. year-ago rates impacted non-GAAP revenue by approximately $12 million.

3)
Subscription solutions bookings represented 19% of L&SS bookings, above our guidance assumption of 15%. We believe this higher than expected level of subscription solutions, while positive long-term, reduced L&SS revenue by $3 million and non-GAAP EPS by $0.02.

4)
Non-GAAP L&SS revenue of $80 million decreased 4% YoY, was flat YoY CC, and decreased 11% YoY CC on an organic basis. Non-GAAP L&SS bookings increased 4% YoY CC. L&SS revenue and bookings were strongest in Europe, the Pac Rim, and Japan, and within our IoT and PLM businesses. We added 42 new IoT customer logos in Q1’15.

5)
We delivered non-GAAP support revenue of $182 million, above our guidance and up 7% YoY, 11% YoY CC, and 8% YoY CC on an organic basis, helped by 5% YoY CC perpetual license non-GAAP revenue growth during FY’14 and six additional days in Q1’15 vs. the year-ago period.

6)
Non-GAAP professional services revenue of $65 million came in above our guidance and was down 9% YoY, down 6% YoY CC, and down 8% YoY CC on an organic basis. Non-GAAP professional services gross margin of 13.0% declined from 14.9% in Q1’14 due to investments we are making in certain projects with strategic customers, which we expect to continue through the first half of FY’15.

7)
We had 15 large deals (greater than $1 million of L&SS bookings from a customer during the quarter) in Q1’15, up from 14 in Q1’14. There were no mega deals (transactions resulting in L&SS bookings of over $5 million in the quarter) in Q1’15.

8)	We generated $12 million in operating cash flow, repaid $6 million on our credit facility, and ended the quarter with a cash balance of $261 million.

9)	Approximately 60% of Q1’15 non-GAAP revenue came from recurring revenue streams (subscription solutions and support), up from approximately 53% in the year ago period.

10)	Non-GAAP revenue contribution from acquired businesses Atego (acquired on June 30, 2014), and Axeda (acquired on August 11, 2014) was $14 million.

REVENUE AND BOOKINGS TRENDS
LICENSE & SUBSCRIPTION SOLUTIONS (L&SS):
L&SS sales generate our highest non-GAAP gross margins, which are approximately 90% overall and 96% excluding subscription solutions. We believe both subscription solutions bookings and license revenue are important indicators of the incremental business we generate in a given quarter. We expect the subscription solutions bookings percentage of L&SS bookings to increase over time. From a revenue perspective, L&SS historically has tended to represent 25% to 30% of our total revenue in any given quarter, with Q4 generally being our strongest quarter. The following tables show our L&SS revenue and bookings growth trends by solution area and region.

Q1’15 Non-GAAP L&SS Performance by Solution Area and Region
	L&SS	L&SS	L&SS	L&SS
	Revenue 3	Revenue 3	Bookings 2	Bookings 2
Non-GAAP	YoY 1	YoY CC 1	YoY 1	YoY CC 1
Solution Area
CAD	(13%)	(9%)	(9%)	(5%)
EPLM	(13%)	(9%)	(4%)	(0%)
SLM	(23%)	(20%)	(30%)	(26%)
IoT	*	*	*	*
Total	(4%)	(0%)	0%	4%
Region
Americas	(18%)	(18%)	(5%)	(5%)
Europe	7%	16%	(1%)	8%
Japan	(0%)	12%	10%	23%
Pac Rim	13%	14%	13%	14%
Total	(4%)	(0%)	0%	4%
1 YoY and YoY CC means year over year and year over year constant currency, respectively
2 L&SS bookings refers to new license revenue plus new subscription solutions annualized contract value (ACV) bookings multiplied by a conversion factor of 2
3 Revenue includes run rate subscription solutions revenue
* No prior year data for YoY comparison

Q1 L&SS non-GAAP revenue was flat YoY CC and declined 11% YoY CC on an organic basis, near the high end of our guidance range. L&SS bookings increased 4% YoY CC. From a geographic perspective, we saw good L&SS revenue and bookings results in Japan, the Pac Rim, and Europe offset by weakness in the Americas.

CAD L&SS: Q1 CAD L&SS revenue declined 9% YoY CC and bookings were down 5% YoY CC in our CAD solution area versus a strong compare. We saw a modest decline in revenue from new Creo® seats, modules, and upgrades and a more significant decline in business from sales of other CAD software products, training software, and eLearning. Sales of new licenses, modules and upgrades associated with our Creo® platform accounted for over 80% of CAD L&SS revenue, our highest percentage of CAD L&SS revenue from Creo® since we introduced the platform in FY’11. Looking forward, 80% of our CAD customers have now adopted the Creo® platform, in line with our expectations, with positive customer feedback on the transition. For FY’15, we continue to expect customers will transition to Creo®, although with fewer large customers making the switch and more difficult comparisons relative to FY’14, we expect CAD license revenue growth could underperform the market. Through FY’18, we expect our CAD business will grow in line with market growth rates.

EPLM L&SS: Q1 EPLM L&SS non-GAAP revenue declined 9% YoY CC with bookings flat YoY CC. Within our EPLM business, a solid PLM performance was offset by a decline in our ALM bookings.  Looking forward, we believe our EPLM business can modestly outgrow the overall PLM market based on our technology leadership position and our planned closed-loop lifecycle management solutions, with embedded IoT functionality, that we expect to release to customers in the near future.

IoT L&SS: Q1 IoT L&SS non-GAAP revenue of $8.8 million increased 99% sequentially and 31% on an organic basis sequentially. During Q1’15 we added 42 new IoT customer logos in the quarter. New IoT customer logos may be either new or existing PTC customers that have purchased an IoT solution from us for the first time. Within our IoT business, we believe new logos and bookings growth will be key metrics with which to measure our success penetrating this market opportunity.

SLM L&SS: Q1 SLM L&SS revenue declined 20% YoY CC with bookings down 26% YoY CC. We remain encouraged by our current SLM pipeline, but longer sales cycles led to lower than expected close rates relative to our corporate average, and affected our ability to grow SLM L&SS bookings. We continue to believe our SLM L&SS business can return to double digit growth rates over time, particularly as we introduce new connected SLM applications.

LARGE DEAL ACTIVITY:
Large deals are a significant growth driver and have historically tended to generate 30% to 50% of our L&SS bookings in any given quarter. We are now defining “large deals” as greater than $1 million of L&SS bookings from a customer during the quarter, which we believe more accurately reflects incremental new software business in a given quarter. Previously we defined “large deals” as more than $1 million of license and service revenue recognized from a customer during a quarter. We also track “mega deals,” which we now define as transactions resulting in L&SS bookings of over $5 million in a quarter. During Q1’15 we had no mega deals.

In Q1’15 we had 15 large deals up from 14 in Q1’14. We continue to have a strong pipeline of large deals that we are working on worldwide, though the timing of closing and the size of large deals may be affected by the overall health of the manufacturing economy, among other factors.
Looking forward, we are expecting fewer mega deals in FY15 than we had in FY14.

SALES PRODUCTIVITY AND CAPACITY TRENDS:
A key part of our long-term growth strategy is to expand the productivity of our quota-carrying sales reps to generate increasing L&SS bookings per dollar of sales and marketing expense. Over the trailing 12 months ending Q1’15 we were able to generate approximately $1.13 in L&SS bookings for each $1.00 of sales and marketing expenditure, down slightly from $1.15 in FY’14 but up from $1.00 in FY’13. We had 366 quota-carry sales reps at the end of Q1, up 10% year over year.

Sales Capacity and Productivity Trend

Sales Capacity	Sales Productivity

As part of our effort to improve sales productivity and enhance our go-to-market strategy, we segment our sellers within four distinct groups: (1) full product line, which focus on our top strategic accounts; (2) product development, which focus on selling CAD, PLM, and ALM solutions into the research and development organization; (3) service, which focus on selling SLM solutions into the service organization; and (4) IoT new logo, which focus on selling IoT and connected SLM solutions. Our current sales capacity breaks down as follows: 96 full product line; 189 product development; 26 service; and 55 IoT new logo.

SUPPORT: strong source of recurring revenue

Our support business is an important barometer of customer satisfaction with our solutions. Support gross margins are approximately 88% on a non-GAAP basis. Support revenue has historically tended to represent approximately 50% of our total revenues in any given quarter, with Q4 usually being at the low end as a percent of total revenue due to historically strong performance of L&SS sales in that quarter.

Q1 non-GAAP support revenue was up 11% YoY CC and 8% YoY CC on an organic basis. Support revenue increased in all regions and business areas YoY CC, helped by 5% YoY CC perpetual license revenue growth during FY’14 and six additional days in Q1’15 vs. the year-ago period. Looking forward, for Q2’15 we are targeting non-GAAP support revenue of approximately $165 million. For FY’15 we are targeting approximately $690 million of non-GAAP support revenue.

Active Support Seats
in (000's)	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14	Q2'14	Q3'14	Q4'14	Q1'15
CAD	241.3	238.6	244.0	246.0	244.3	243.1	245.2	248.9	249.0
EPLM	1,506.5	1,531.9	1,564.2	1,591.7	1,579.4	1,580.9	1,646.5	1,720.5	1,722.0
SLM	55.2	55.8	70.9	93.7	95.9	95.6	96.5	111.6	118.5
Total	1,803.0	1,826.3	1,879.1	1,931.4	1,919.6	1,919.6	1,988.2	2,081.0	2,089.5

Note: the seat count in the above table excludes seats from our acquired Axeda and ThingWorx businesses

PROFESSIONAL SERVICES: focus on margin and partner ecosystem expansion
Our professional services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Professional services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter. Over time we expect the consulting portion of our professional services business to decline as a percentage of our total revenue as a result of our strategy to grow our professional services partner ecosystem.

Q1 professional services revenue was down 6% YoY CC and 8% YoY CC on an organic basis. Consulting revenue (84% of total services revenue), was down by a double digit percentage YoY due to: (1) an increasing focus on profitability within our consulting and implementation business; and (2) expansion of our professional services partner ecosystem. Our training business (16% of total services revenue) was up by a high single digit percentage YoY driven primarily by strength in CAD license sales during the trailing 12 months.

On a geographic basis, the decrease in professional services revenue reflects double digit YoY CC percentage declines in the Pac Rim and the Americas, a more modest YoY CC decline in Europe, partially offset by double digit YoY CC professional services revenue growth in Japan. By solution area, CAD professional services revenue decreased 7% YoY CC, EPLM professional services revenue decreased 7% YoY CC and 9% YoY CC on an organic basis, and SLM professional services revenue decreased 4% YoY CC.

From a margin standpoint, we delivered non-GAAP professional services gross margin of 13.0% in Q1’15, down from 14.9% in Q1’14 due to a decline in professional services revenue and investments we are making in certain projects with strategic customers, which we expect to continue through the first half of FY’15.

Q1’15 Service Advantage partner bookings were flat on a trailing 12-month basis versus Q4’14. As part of our strategy to improve overall margins and offer a range of professional services options to customers, we continue to expand our professional services partner ecosystem. Over time, we anticipate reducing our mix of direct services by shifting more business to our services partners and implementing solutions that fundamentally require less services.

Looking forward, we are targeting professional services revenue to be approximately $60 million in Q2’15. For FY’15 we are targeting professional services revenue of approximately $250 million. We are targeting non-GAAP gross margin in our professional services business of approximately 14% for FY’15, down from our prior target of 15% to factor in further depreciation of the Euro and Yen relative to the US dollar. We expect to achieve this target through a combination of pricing discipline, cost control, and services partner ecosystem expansion. Given investments in certain strategic customer projects, we expect professional services margins to remain under pressure through the first half of FY’15. We expect to increase our professional services non-GAAP gross margin to 20% by FY’18.

REVENUE BY SOLUTION AREA
We provide additional revenue disclosure that we believe provides valuable insight into how our business is performing within the markets we serve. Along with line of business, geographic, industry, and large deal metrics, we report revenue in four solution areas: CAD, SLM, IoT, and EPLM, which encompasses our PLM and ALM businesses). Each of our solution areas serves a market with unique secular and cyclical dynamics, growth rates, and “buyers” within our customer base.

The following tables provide license & subscription solutions, support, and professional services revenue for each of our solution areas. Results include combined revenue from direct sales and our channel.
CAD:

EPLM:

IoT:

SLM:

REVENUE BY REGION

REVENUE BY DISTRIBUTION TYPE
We sell our solutions through a direct sales force as well as indirect channel partners. Typically direct sales represent the majority (77% to 78%) of our total revenue. Most of our indirect revenue (77% to 78%) comes from our CAD solutions area, where indirect channel sales typically account for 40% to 45% of our total CAD revenue, with most of our remaining channel revenue coming from PLM solutions. Although our indirect channel partners continue to be focused on CAD and PLM, we are planning to expand their portfolios over time.
During Q1’15, direct sales increased 3% YoY CC and decreased 3% YoY CC on an organic basis. Indirect revenue increased 11% YoY CC and 11% YoY CC on an organic basis, driven by strength in CAD channel sales.

REVENUE BY INDUSTRY VERTICAL
The largest industry verticals into which we sell our products include: (1) industrial products; (2) federal aerospace & defense; (3) electronics & high tech; (4) automotive; (5) retail & consumer; and (6) life sciences. During Q1’15, we saw our strongest revenue growth in the life sciences, retail & consumer, automotive, and electronics & high tech industries, offset by a revenue decline in federal aerospace & defense.

Total Revenue by Industry Vertical
% Y/Y	FY13	FY14	Q115
Automotive	-2%	17%	12%
Electronics & High Tech	5%	-8%	6%
Federal, Aerospace & Defense	6%	9%	-21%
Industrial Products	5%	6%	-6%
Life Sciences	9%	21%	25%
Retail & Consumer	16%	-2%	13%
Other	-16%	1%	25%
Total	3%	5%	0%

CURRENCY IMPACT ON RESULTS
We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. For example, in FY’14, currency was a tailwind for PTC and positively impacted non-GAAP revenue by $2 million and negatively impacted GAAP and non-GAAP expenses by $1 million. In FY’13, currency was a headwind for PTC and negatively impacted non-GAAP revenue by $18 million and favorably impacted GAAP and non-GAAP expenses by $9 million.

As a simple rule of thumb, based on current revenue and expense levels, a $0.10 move on the USD / EURO exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.10 to $0.12. Given recent fluctuation in the YEN / USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and EPS by approximately $0.05 to $0.07.

In Q1’15, currency was a headwind for PTC unfavorably impacting revenue by $12.3 million YoY and favorably impacting GAAP expenses by $6.0 million YoY and non-GAAP expenses by $5.4 million YoY. Our actual simple average Q1’15 exchange rate was $1.27 USD / EURO and 109 YEN / USD.

Looking forward, the guidance we are providing assumes exchange rates of approximately 1.14 USD / EURO and 118 YEN / USD. Compared with FY’14, current FY’15 FX assumptions reduce non-GAAP revenue guidance by approximately $80 million and reduce non-GAAP EPS by approximately $0.25. Compared with Q2’14, current Q2’15 FX assumptions reduce non-GAAP revenue guidance by approximately $20 million and reduce non-GAAP EPS guidance by approximately $0.07.

Q1 FY’15 EXPENSES COMMENTARY AND Q2 & FY’15 OUTLOOK

Q1 non-GAAP results exclude $11.2 million of stock-based compensation expense, $14.2 million of acquisition-related intangible asset amortization and $5.4 million of other charges, net (primarily acquisition-related costs). Q1 non-GAAP tax rate was 11%, GAAP tax rate was 12%, and total diluted shares outstanding was 117.0 million.

Q2’15 non-GAAP guidance adjusts for the impact of the following estimated expenses and their income tax effects, as well as any additional discrete tax items or restructuring costs:
●	Approximately $1 million of the effect of acquisition accounting on the fair value of acquired deferred revenue
●	Approximately $14 million of expense related to stock-based compensation
●	Approximately $14 million of acquisition-related intangible asset amortization expense
●	Approximately $4 million of other charges, net (primarily acquisition-related and pension plan termination related expense)

FY’15 GAAP and non-GAAP guidance adjusts for the impact of the following full-year estimated expenses and their income tax effects, as well as any additional discrete tax items or restructuring costs:
●	Approximately $4 million of the effect of acquisition accounting on the fair value of acquired deferred revenue
●	Approximately $55 million of expense related to stock-based compensation
●	Approximately $55 million of acquisition-related intangible asset amortization expense
●	Approximately $13 million of other charges, net (primarily acquisition-related and pension plan termination related expense)

FY’15 non-GAAP guidance also excludes settlement losses related to the termination of our U.S. pension plan.  While we expect to complete the termination process by September 30, 2015, the amount of the losses and timing of the charge is subject to the timing of regulatory approvals and the projected benefit obligations and assets in the plan measured as of the dates the settlements occur. We currently estimate the pre-tax settlement losses to be approximately $65 million.

NON-GAAP GROSS MARGINS

Our Q1’15 non-GAAP gross margin percentage increased 20 basis points year over year primarily due to leverage from higher support revenue and a lower mix of professional services business, partially offset by lower professional services gross margin. Adjusting for depreciation of the Euro and Yen versus the year ago period, non-GAAP gross margin would have been 74%. Q1’15 GAAP gross margin was 71.4%. Our Q1’15 professional services non-GAAP gross margin declined to 13.0% from 14.9% in Q1’14 due to lower professional services revenue and certain strategic customer project investments.

Looking forward, we are targeting Q2‘15 non-GAAP gross margin of approximately 74% to 75% (GAAP gross margin of approximately 72%). For FY‘15, we are targeting non-GAAP gross margin of approximately 75% (GAAP gross margin of approximately 73%). As noted above, we expect gross margin in the first half of FY’15 to reflect investments in certain strategic customer projects.

NON-GAAP OPERATING MARGINS

Our Q1’15 non-GAAP operating expenses were $171 million ($195 million on a GAAP basis), compared to $157 million in Q1’14 ($177 million on a GAAP basis). The higher year over year spending reflects the acquisitions of Axeda and Atego, workforce additions in our IoT business, which we view as an important future growth opportunity for PTC. This was partially offset by cost reduction actions taken over the last 12 months. Non-GAAP Sales & Marketing expense increased approximately 70 basis points as a percentage of revenue reflecting additional spending related to our IoT business. Typically we see a modest increase in our sales & marketing expense during

Q1 (related to spending for our Global Sales and Services Kickoffs) and during Q3 (related to spending for our PTC Live Global customer event). Non-GAAP R&D expenditure increased approximately 220 basis points YoY as a percentage of revenue, reflecting incremental investments we are making in IoT and smart connected products more broadly, as well as increased investments related to our ALM and SLM businesses. We expect these investments to continue through FY’15. In addition, Non-GAAP G&A expenditures increased nearly 120 basis points YoY including increased legal, audit, and tax fees.

From an operating performance perspective, we achieved 21.4% non-GAAP operating margin as reported and 22.6% on a constant currency basis in Q1’15, compared to 25.3% in Q1’14. GAAP operating margin was 11.6% as reported and 13.0% on a constant currency basis for Q1’15 compared to 16.9% in Q1’14. The lower Q1 operating margin reflects incremental costs and investments we are making related to our smart connected products growth opportunity.

Looking forward, we are targeting Q2 non-GAAP operating margin of approximately 21% to 22% (GAAP operating margin of approximately 10% to 11%). For FY‘15, we are targeting non-GAAP operating margin of approximately 24% to 25% (GAAP operating margin of approximately 14% to 15%).

Over the longer term we intend to increase our non-GAAP operating margin to the 28% to 30% range by FY’17 and into FY’18 primarily through increased efficiencies in our global sales and marketing organizations and improved non-GAAP gross margin (76% to 78% range) due to improved non-GAAP professional services margin and a more favorable revenue mix.

TAX RATE
Our Q1 non-GAAP tax rate was 11.4% and our Q1 GAAP tax rate was 12.0%. The lower non-GAAP tax rate relative to our guidance of 18% was due primarily to retroactive benefit from renewal of the R&D tax credit as well as our mix of pretax profit by region. In addition, on September 30, 2014 we executed a business realignment in which intellectual property was transferred between two wholly-owned foreign subsidiaries. The realignment allows us to more efficiently manage the distribution of our products to European customers. We expect this realignment to result in an annual tax benefit of approximately $15 million to $20 million for the next several years, declining annually thereafter through 2021.

Looking forward, we expect our non-GAAP tax rate to be approximately 15% for Q2’15 and FY’15, and to be 18% to 20% for the foreseeable future. This is based on our current estimates for geographic mix of profits. Our guidance assumes a Q2 GAAP tax rate of 15% and FY’15 GAAP tax rate of 15% to 20%.

STOCK-BASED COMPENSATION
For Q1’15, expenses related to stock-based compensation were 3.4% of non-GAAP revenue compared to 3.9% of non-GAAP revenue in Q1’14.

SHARE COUNT / SHARE REPURCHASE
We had 117 million fully diluted weighted average shares outstanding for Q1. Under an accelerated share repurchase agreement (ASR) entered into in August 2014, we agreed to purchase $125 million of our common stock, in total, with payment in full in August 2014 and an initial delivery to us of 2.3 million shares.  We settled the ASR in December 2014 pursuant to which an additional 1.1 million shares were delivered to us and retired.

Free Cash Flow Return
($ in millions)	FY'13	Q1'14	Q2'14	Q3'14	Q4'14	FY'14	Q1'15
Cash flow from operating activities	224.7	36.2	110.7	106.4	51.2	304.6	11.6
Capital expenditures	-29.3	-5.8	-4.6	-6.4	-8.6	-25.3	-5.6
Free cash flow	195.4	30.5	106.2	100.0	42.6	279.3	6.0
Repurchases of common stock	-74.9	0.0	-40.0	-60.0	-125.0	-224.9	0.0
Weighted average shares outstanding	121.2	121.1	120.7	119.9	118.3	120.0	117.0
Free Cash Flow Return %	38%	0%	38%	60%	293%	81%	0%

Looking forward, we are committed to repurchasing shares in keeping with our long-term goal of returning approximately 40% of free cash flow to shareholders. We expect to have approximately 117 million fully diluted shares outstanding for Q2’15 and 117 million for the full fiscal year.

BALANCE SHEET:
CASH / CASH FLOW FROM OPERATIONS
As of the end of Q1’15 our cash balance was $261 million, down from $294 million at the end of Q4’14. We generated $12 million in operating cash flow, repaid $6 million of debt, and used $6 million for capital expenditures.

Looking forward, we expect to make cash contributions totaling approximately $35 million in the remainder of FY’15 to fund pension plans, including the estimated amount required to settle our U.S. pension obligations and expected voluntary contributions to a non-U.S. plan. We expect to make payments of approximately $8 million in the remainder of FY’15 for restructuring accruals recorded in FY’14.

DSO

We continue to have strong DSOs of 59 days in Q1’15, compared to 60 days in Q4’14 and 58 days in Q1’14.

OUTSTANDING DEBT
Our credit facility consists of a $1 billion revolving line and a $500 million term loan. We expect to use our credit facility for general corporate purposes, including acquisitions of businesses, working capital requirements, and share repurchases. We currently have total borrowings outstanding under the credit facility of $606 million, reflecting net repayments of $6 million during the quarter. At the end of Q1’15, we had $112 million outstanding under the revolving loan portion of our credit facility. Under our leverage covenant, we are limited to 3.0 times adjusted EBITDA which, as of January 3, 2015, would limit additional revolving credit borrowings to $457 million.

MISCELLANEOUS COMMENTS

HEADCOUNT
Total headcount was 6,237 at the end of Q1’15, compared to 6,444 at the end of Q4’14 and 5,940 at the end of Q1’14.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A. Over the last three years, we have undertaken small, strategic technology tuck-ins (e.g. the acquisitions of Enigma and NetIDEAS in Q4’13 and Atego in Q3’14), as well as larger transactions, including Servigistics in Q1’13, ThingWorx in Q2’14, and Axeda in Q4’14. We continue to evaluate strategic acquisition opportunities of varying size as they arise. Our forecasted financial, cash and debt positions for FY’15 described above are exclusive of the effects of any acquisitions that we may complete.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, certain identified non-operating gains and losses, and the related tax effects of the preceding items and discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the current period by the exchange rates in effect for the comparable prior period.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our second quarter and full fiscal 2015, long-term targets and other future financial and growth expectations, anticipated tax rates, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or global manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our businesses, including our Internet of Things (IoT) and SLM businesses, may not expand and/or generate the revenue we expect, the possibility that market size and growth estimates may be incorrect and that we may be unable to grow our business at or in excess of market growth rates, the possibility that our pipeline of opportunities may not convert or generate the revenue we expect, the possibility that we will be unable to achieve planned professional services margins and operating margin improvements, the possibility that new products released and planned products may not generate the revenue we expect or be released as we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license and subscription solutions (L&SS), support or professional services revenue that we expect, which could result in a different mix of revenue between license & subscription solutions, support and professional services and could impact our EPS results, the possibility that our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect, the possibility that we may be unable to leverage our products and customer relationships to increase sales, the possibility that sales personnel productivity may not increase as we expect, the possibility that we may be unable to expand our services partner ecosystem or improve services margins as we expect, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases, the possibility that we may incur additional acquisition-related and pension plan termination-related expenses and losses than we expect, and the possibility that fines and penalties may be assessed against PTC in connection with our previously announced investigation in China . In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	FY '13		Q1 '14		Q2 '14		Q3 '14		Q4 '14		FY '14		Q1 '15
Revenue	$1,293,541		$324,925		$328,700		$336,634		$366,708		$1,356,967		$325,442
Cost of L&SS revenue	39,037		10,319		10,889		11,246		12,550		45,005		13,329
Cost of support revenue	81,081		19,916		21,564		21,118		22,105		84,703		21,396
Cost of professional services revenue	252,921		62,721		61,344		58,712		61,199		243,975		58,217
Gross Margin	$920,502	71.2%	$231,969	71.4%	$234,903	71.5%	$245,558	72.9%	$270,854	73.9%	$983,284	72.5%	$232,500	71.4%

Sales & marketing	$360,640	27.9%	$84,238	25.9%	$85,934	26.1%	$91,440	27.2%	$95,835	26.1%	$357,447	26.3%	$87,607	26.9%
Research & development	221,918	17.2%	53,073	16.3%	55,631	16.9%	57,405	17.1%	60,387	16.5%	226,496	16.7%	61,097	18.8%
General & administrative	131,937	10.2%	30,931	9.5%	34,140	10.4%	33,817	10.0%	43,344	11.8%	142,232	10.5%	37,007	11.4%
Amortization of acquired intangible assets	26,486	2.0%	7,789	2.4%	7,985	2.4%	7,998	2.4%	8,355	2.3%	32,127	2.4%	9,413	2.9%
Restructuring charge	52,197	4.0%	1,067	0.3%	-	0.0%	514	0.2%	26,825	7.3%	28,406	2.1%	(255)	-0.1%
Operating Expenses	$793,178	61.3%	$177,098	54.5%	$183,690	55.9%	$191,174	56.8%	$234,746	64.0%	$786,708	58.0%	$194,869	59.9%

GAAP Operating Margin	$127,324	9.8%	$54,871	16.9%	$51,213	15.6%	$54,384	16.2%	$36,108	9.8%	$196,576	14.5%	$37,631	11.6%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	FY '13		Q1 '14		Q2 '14		Q3 '14		Q4 '14		FY '14		Q1 '15
Revenue:
Fair value of deferred revenue	$3,035	0.2%	$-	0.0%	$-	0.0%	$-	0.0%	$1,249	0.3%	$1,249	0.1%	$1,404	0.4%
Cost of L&SS revenue:
Acquired intangible amortization	18,586	1.4%	4,497	1.4%	4,407	1.3%	4,415	1.3%	4,793	1.3%	18,112	1.3%	4,767	1.5%
Stock-based compensation	21	0.0%	65	0.0%	82	0.0%	63	0.0%	105	0.0%	314	0.0%	142	0.0%
Cost of support revenue:
Stock-based compensation	3,324	0.3%	924	0.3%	889	0.3%	898	0.3%	1,034	0.3%	3,745	0.3%	776	0.2%
Cost of professional service revenue:
Fair value of deferred costs	-	0.0%	-	0.0%	-	0.0%	-	0.0%	(65)	0.0%	(65)	0.0%	(106)	0.0%
Stock-based compensation	6,134	0.5%	1,537	0.5%	1,349	0.4%	1,549	0.5%	1,915	0.5%	6,351	0.5%	1,689	0.5%
Sales & marketing:
Fair value of deferred costs	-	0.0%	-	0.0%	-	0.0%	-	0.0%	(102)	0.0%	(102)	0.0%	-	0.0%
Stock-based compensation	11,326	0.9%	2,499	0.8%	3,019	0.9%	3,065	0.9%	2,399	0.7%	10,982	0.8%	2,872	0.9%
Research & development:
Stock-based compensation	8,590	0.7%	2,689	0.8%	2,147	0.7%	2,231	0.7%	3,052	0.8%	10,119	0.7%	3,086	0.9%
General & administrative:
Stock-based compensation	19,392	1.5%	5,050	1.6%	5,080	1.5%	4,726	1.4%	4,522	1.2%	19,378	1.4%	2,677	0.8%
Acquisition-related and other costs	9,855	0.8%	1,305	0.4%	3,935	1.2%	1,528	0.5%	6,328	1.7%	13,096	1.0%	5,717	1.8%
Amortization of acquired intangible assets	26,486	2.0%	7,789	2.4%	7,985	2.4%	7,998	2.4%	8,355	2.3%	32,127	2.4%	9,413	2.9%
Restructuring charge	52,197	4.0%	1,067	0.3%	-	0.0%	514	0.2%	26,825	7.3%	28,406	2.1%	(255)	-0.1%
Non-GAAP adjustments	$158,946	12.3%	$27,422	8.4%	$28,893	8.8%	$26,987	8.0%	$60,410	16.5%	$143,712	10.6%	$32,182	9.9%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED), Continued
(in thousands)

NON-GAAP MARGINS
	FY '13		Q1 '14		Q2 '14		Q3 '14		Q4 '14		FY '14		Q1 '15
Revenue	$1,296,576		$324,925		$328,700		$336,634		$367,957		$1,358,216		$326,846
Cost of L&SS revenue	20,430		5,757		6,400		6,768		7,652		26,579		8,420
Cost of support revenue	77,757		18,992		20,675		20,220		21,071		80,958		20,620
Cost of professional service revenue	246,787		61,184		59,995		57,163		59,349		237,689		56,634
Gross Margin	$951,602	73.4%	$238,992	73.6%	$241,630	73.5%	$252,483	75.0%	$279,885	76.1%	$1,012,990	74.6%	$241,172	73.8%

Sales & marketing	$349,314	26.9%	$81,739	25.2%	$82,915	25.2%	$88,375	26.3%	$93,538	25.4%	$346,567	25.5%	$84,735	25.9%
Research & development	213,328	16.5%	50,384	15.5%	53,484	16.3%	55,174	16.4%	57,335	15.6%	216,377	15.9%	58,011	17.7%
General & administrative	102,690	7.9%	24,576	7.6%	25,125	7.6%	27,563	8.2%	32,494	8.8%	109,758	8.1%	28,613	8.8%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$665,332	51.3%	$156,699	48.2%	$161,524	49.1%	$171,112	50.8%	$183,367	49.8%	$672,702	49.5%	$171,359	52.4%

Non-GAAP Operating Margin	$286,270	22.1%	$82,293	25.3%	$80,106	24.4%	$81,371	24.2%	$96,518	26.2%	$340,288	25.1%	$69,813	21.4%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	January 3,	December 28,
	2015	2013

GAAP revenue	$325,442	$324,925
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Non-GAAP revenue	$326,846	$324,925

GAAP gross margin	$232,500	$231,969
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Fair value adjustment to deferred services cost	(106)	-
Stock-based compensation	2,607	2,526
Amortization of acquired intangible assets
included in cost of L&SS revenue	4,767	4,497
Non-GAAP gross margin	$241,172	$238,992

GAAP operating income	$37,631	$54,871
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Fair value adjustment to deferred services cost	(106)	-
Stock-based compensation	11,242	12,764
Amortization of acquired intangible assets
included in cost of license revenue	4,767	4,497
Amortization of acquired intangible assets	9,413	7,789
Charges included in general and administrative expenses (2)	5,717	1,305
Restructuring charges	(255)	1,067
Non-GAAP operating income (1)	$69,813	$82,293

GAAP net income	$30,284	$39,657
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Fair value adjustment to deferred services cost	(106)	-
Stock-based compensation	11,242	12,764
Amortization of acquired intangible assets
included in cost of license revenue	4,767	4,497
Amortization of acquired intangible assets	9,413	7,789
Charges included in general and administrative expenses (2)	5,717	1,305
Restructuring charges	(255)	1,067
Income tax adjustments (3)	(3,486)	(6,858)
Non-GAAP net income	$58,980	$60,221

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) - Continued
(in thousands, except per share data)

	Three Months Ended
	January 3,	December 28,
	2015	2013

GAAP diluted earnings per share	$0.26	$0.33
Fair value adjustment of acquired deferred revenue	0.01	-
Fair value adjustment to deferred costs	-	-
Stock-based compensation	0.10	0.11
Amortization of acquired intangibles	0.12	0.10
Charges included in general and administrative expenses (2)	0.05	0.01
Restructuring charges	-	0.01
Income tax adjustments (3)	(0.03)	(0.06)
Non-GAAP diluted earnings per share	$0.50	$0.50

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended
	January 3,	December 28,
	2015	2013
GAAP operating margin	11.6%	16.9%
Fair value adjustment of acquired deferred revenue	0.4%	0.0%
Fair value adjustment to deferred costs	0.0%	0.0%
Stock-based compensation	3.5%	3.9%
Amortization of acquired intangibles	4.4%	3.8%
Charges included in general and administrative expenses (2)	1.8%	0.4%
Restructuring charges	-0.1%	0.3%
Non-GAAP operating margin	21.4%	25.3%

(2)	Represents acquisition-related charges, as well as, expense related to a terminating U.S. pension plan of $1.7 million in the three months ended January 3, 2015.
(3)
Income tax adjustments for the three months ended January 3, 2015 and December 28, 2013 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, and also include any identified tax items. In the fourth quarter of 2012, a valuation allowance was established against our U.S. net deferred tax assets. Similarly, in the fourth quarter of 2014, valuation allowances were established against our foreign net deferred tax assets in two foreign jurisdictions. As the U.S. and the two foreign jurisdictions are profitable on a non-GAAP basis, the 2015 and 2014 non-GAAP tax provisions are being calculated assuming there is no valuation allowance in these jurisdictions.